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Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in the Post-Effective Amendment ("PEA") No. 1 to Registration Statement ("RS") No. 333-104005 for Morgan Stanley Spectrum Select L.P., PEA No. 1 to RS No. 333-104001 for Morgan Stanley Spectrum Technical L.P., PEA No. 1 to RS No. 333-104003 for Morgan Stanley Spectrum Strategic L.P., PEA No. 1 to RS No. 333-104002 for Morgan Stanley Spectrum Global Balanced L.P., and PEA No. 1 to RS No. 333-104004 for Morgan Stanley Spectrum Currency L.P. (collectively, the "Partnerships") of our report dated February 14, 2003 relating to the statements of financial condition, including the schedules of investments, of the Partnerships as of December 31, 2002 and 2001, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2002 for Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Technical L.P., and Morgan Stanley Spectrum Strategic L.P., Morgan Stanley Spectrum Global Balanced and for the period from July 3, 2000 (commencement of operations) to December 31, 2000 for Morgan Stanley Spectrum Currency L.P. appearing in the supplement to prospectus dated April 28, 2003, which is a part of such Registration Statements.

        We also consent to the use of our report dated January 10, 2003 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2002 and 2001 appearing in the supplement to the prospectus dated April 28, 2003, which is a part of such Registration Statements.

        We also consent to the reference to us under the heading "Experts" appearing in the prospectus dated April 28, 2003, which is a part of such Registration Statements.

/s/ DELOITTE & TOUCHE LLP New York, New York December 1, 2003

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INDEPENDENT AUDITORS' CONSENT